GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY ANNOUNCES
APPOINTMENT OF WILL STENGEL TO PRESIDENT

ATLANTA, January 14, 2021 – Genuine Parts Company (NYSE: GPC) announced today that its Board of Directors has appointed William P. Stengel to the position of President of Genuine Parts Company. Mr. Stengel, 43, was previously Executive Vice President and Chief Transformation Officer of the Company and becomes only the eighth President in the Company’s 93-year history. He will continue to report to Paul Donahue, Chairman and Chief Executive Officer.

Mr. Donahue stated, “Will is an exceptional talent, and his proven leadership and relevant experience make him an excellent choice as the Company’s next President. His promotion is also a reflection of our board and management’s ongoing commitment to succession planning for the Company. As Chief Transformation Officer, Will has led the effective and disciplined management of our transformation initiatives while also taking on various operational and strategic responsibilities. As President, he will continue to lead these efforts and work alongside me to further develop and advance our strategic roadmap and execute our growth and productivity initiatives.”

Mr. Stengel has nearly two decades of significant leadership and professional experience prior to joining Genuine Parts Company in 2019. Previously, he served in various executive leadership roles at HD Supply, including as President and Chief Executive Officer of HD Supply Facilities Maintenance. Prior to that role, he was Chief Operating Officer and Chief Commercial Officer at HD Supply Facilities Maintenance. Prior to HD Supply, Mr. Stengel worked in the strategic business development group at the Home Depot and in various investment banking roles.

About Genuine Parts Company
Founded in 1928, Genuine Parts Company is a global service organization engaged in the distribution of automotive replacement parts and industrial parts. The Company’s Automotive Parts Group distributes automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the U.K., Germany, Poland, the Netherlands and Belgium. The Company’s Industrial Parts Group distributes industrial replacement parts in the U.S., Canada, Mexico and Australasia. Genuine Parts Company had 2019 revenues of $19.4 billion. Further information is available at www.genpt.com.

GPC Contacts
Carol B. Yancey, Executive Vice President and CFO – (678) 934-5044
Sidney G. Jones, Senior Vice President - Investor Relations - (678) 934-5628